UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES

EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 1, 2009

GMX RESOURCES INC.

(Exact name of registrant as specified in its charter)

Oklahoma	001-32977	73-1534474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Benham Place 9400 North Broadway, Suite 600 Oklahoma City, OK		73114
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (405) 600-0711

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 3, 2009, GMX Resources Inc. (the “Company”) entered into a Fourth Amendment (the “Fourth Amendment”) to its Third Amended and Restated Loan Agreement dated effective as of June 12, 2008, with Capital One, National Association, Union Bank, N.A., BNP Paribas, Compass Bank, Fortis Capital Corp., and (as of the effectiveness of the Fourth Amendment) Bank of America, N.A. (the “Bank Agreement”). Pursuant to the Bank Agreement, the borrowing base available to the Company is redetermined semiannually, and the Fourth Amendment confirms the most recent redetermination of the borrowing base at $175 million, as compared to the previous borrowing base of $190 million. In connection with the Fourth Amendment, Bank of America, N.A. has joined the bank group under the Bank Agreement with a 14% participation.

In addition to revising the borrowing base, the Fourth Amendment contains an adjustment to the interest rate applicable to borrowings under the Bank Agreement and adds an additional financial covenant. As amended, the outstanding balance on the Bank Agreement now bears interest at the rate elected by the Company for any particular advance of either (i) a base rate currently tied to the prime rate as published in The Wall Street Journal plus a margin ranging from 1% to 2% based on the amount of the loan outstanding in relation to the borrowing base (payable monthly), or (ii) LIBOR plus a margin ranging from 2.75% to 4.25% based on the amount of the loan outstanding in relation to the borrowing base for a period of one, two or three months (payable at the end of such period). The new financial covenant requires that the Company’s total debt to EBITDA (earnings before interest, taxes, depreciation, depletion and amortization) for the most recently ended twelve months may not be greater than 4.0 to 1 on an ongoing basis.

There were no other material changes to the existing Bank Agreement. The foregoing description of the changes to the Bank Agreement is qualified in its entirety by reference to the Fourth Amendment, a copy of which is filed as an exhibit to this Report.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective June 1, 2009, the Company has promoted Michael J. Rohleder to the position of President of the Company, to serve at the pleasure of the Board of Directors. Mr. Rohleder, age 52, has been employed by the Company since January 2008. Prior to his promotion to the position of President, Mr. Rohleder served as the Executive Vice President, Corporate Development and Investor Relations of the Company, a position he had held since March 2008.

Mr. Rohleder has over 20 years of executive management experience with an emphasis in financing, corporate development and leadership. Prior to joining the Company, Mr. Rohleder served as the Sr. Vice President of Worldwide Sales and Marketing for ON Semiconductor, a semiconductor manufacturer (formerly the Motorola Semiconductor Components Division). From 1991 to 1999, Mr. Rohleder was CEO of MEMEC North America, an international wholesaler of semiconductor components, which was a division of VEBA A.G. During his tenure at MEMEC, the company grew organically and through acquisition from $18 million to over $2.5 billion in annual sales. None of the foregoing corporations is a parent, subsidiary or other affiliate of the Company.

As part of the Company’s public offering of 5,000,000 shares of its common stock that closed on May 19, 2009, Mr. Rohleder purchased a total of 20,840 shares of common stock from the underwriters in such offering at the public offering price of $12.00 per share, for a total investment of $250,080.00.

Also on June 1, 2009, as part of restricted stock grants approved by the Company’s Compensation Committee for all of its executive officers, the Company granted 50,000 shares of restricted common stock to Mr. Rohleder. Although not expressly granted to Mr. Rohleder in connection with his promotion to the position of President of the Company, these grants may be deemed, in part, to have been made in connection with such promotion.

The Company’s Chief Executive Officer, Ken L. Kenworthy, Jr., also held the title of President until Mr. Rohleder’s appointment to such position effective June 1, 2009. Mr. Kenworthy, Jr. continues to hold the office of Chief Executive Officer of the Company and serve as the Company’s principal executive officer.

Item 9.01 Financial Statements and Exhibits.

See the Index to Exhibits for information regarding the exhibits filed as a part of this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GMX RESOURCES INC.

By:	/s/ James A. Merrill
James A. Merrill, Chief Financial Officer

Date: June 5, 2009

INDEX TO EXHIBITS

10.1	Fourth Amendment to Restated Loan Agreement dated June 3, 2009, among GMX Resources Inc., Capital One, National Association, as Administrative Agent, and the banks named therein